Exhibit 2.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE BORROWER RECEIVES AN OPINION, IN REASONABLY ACCEPTABLE FORM AND SCOPE, OF COUNSEL REASONABLY SATISFACTORY TO THE BORROWER, THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER ANY SUCH LAWS.

PROMISSORY NOTE
ON DEMAND

$600,000.00	March 31, 2006

FOR VALUE RECEIVED, the undersigned, SN CAPITAL MARKETS, LLC, a Delaware limited liability company and SECURITY NATIONAL HOLDING COMPANY, LLC, an Alaska limited liability company (the “Borrower”), hereby promises to pay to the order of MATRIX BANCORP TRADING, INC., a Colorado corporation (“MBTI”) and, together with any of its transferees and assigns (the “Holder”), the principal sum of SIX HUNDRED THOUSAND AND 00/100 DOLLARS ($600,000.00), on demand, but if no demand is made then on June 30, 2006 (the “Maturity Date”).

1. Interest and Payment.

(a) Interest. There shall be no interest accruing on the outstanding principal balance of this Note, however, if an event of default occurs under this Note, the Holder shall collect default interest pursuant to the terms of this Note. Borrower promises collect accounts receivables from its customers and use these proceeds to immediately make principal reduction payments to Holder from the date hereof until this Note is paid in full. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Matrix Bancorp, Inc. ("MBI"). For purposes of this Note, “Prime Rate” means at any time the rate of interest most recently announced within MBI at its principal office as its Prime Rate, as evidenced by the recording thereof after its announcement in such internal publication or publications as MBI may designate.

(b) Default Interest. From and after the Maturity Date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum equal to four percentage points (4%) above the Interest Rate from time to time applicable to this Note (the "Default Rate").

(c) No Usurious Interest. In the event that the Default Rate shall be determined to be unlawful, such rate shall be computed at the highest rate permitted by applicable law. Any payment by the Borrower of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal of this Note without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to the Borrower.

(d) Payment. The outstanding principal of this Note shall be payable as follows:

(i) During the term of the Note, Borrower shall make periodic principal reduction payments to the Holder to reduce the principal amount of the Note until the until this Note is paid in full; such principal reduction payments shall be made within 10 business days of receipt by Borrower of a payment from its customers relating to the accounts receivables which were sold to Borrower pursuant to that certain Asset Purchase Agreement of event date herewith; and

(ii) a final installment equal to the remaining outstanding principal balance of this Note on the Maturity Date, unless payable sooner pursuant to the provisions of this Note.

(e) Application of Payments. Each payment made on this Note shall be credited first to any costs, charges or fees authorized by this Note, second, to any interest then due and third, to the outstanding principal balance hereof.

2. Prepayment. The Borrower, at its option, may, at any time, prepay any or all of the principal amount of this Note without prepayment premium or penalty.

3. Amendment. No amendments or modifications of this Note shall be effective unless made in writing and executed by the Borrower and the Holder.

4. Defaults and Remedies.

(a) Events of Default. An “Event of Default” shall occur if:

(i) The failure to pay any principal, interest, fees or other charges when due hereunder or under any contract, instrument or document executed in connection with this Note; or

(ii) Any event or condition shall occur that results in the acceleration of the maturity of any indebtedness of the Borrower or any of Borrower’s subsidiaries; or

(iii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of the Borrower, or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, or for a substantial part of its property or assets, or (c) the winding up or liquidation of the Borrower; and such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered; or

(iv) the Borrower shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (v) of this Section 5(a), (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, or for a substantial part of its property or assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (g) suspend the operation of its business, or (h) take any action for the purpose of effecting any of the foregoing.

(v) Any sale or transfer of all or a substantial or material part of the assets of Borrower or guarantor other than in the ordinary course of its business.

(b) Acceleration. If an Event of Default occurs under Section 4(a), then Holder may declare this Note and all sums of principal and interest immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower. Borrower shall pay to the Holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the Holder’s in-house counsel), expended or incurred by the Holder in connection with the enforcement of the Holder’s rights and/or the collection of any amounts which become due to the Holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Holder or any other person) relating to Borrower or any other person or entity.

5. Enforcement.

(a) Proceedings. Upon the occurrence of any one or more Events of Default, the Holder may proceed to protect and enforce its rights hereunder by suit in equity, action at law or by other appropriate proceeding.

(b) Costs and Expenses. In case of any default under this Note, the Borrower will pay to the Holder such amounts as shall be sufficient to cover the costs and expenses (including, without limitation, reasonable attorney’s fees and expenses) of such Holder due to, or incurred as a consequence of, such default.

6. Remedies Cumulative; Not Waived. No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No course of dealing between the Borrower and the Holder or any delay on the part of the Holder in exercising any rights hereunder shall operate as a waiver of any right.

7. Waiver of Presentment. The Borrower expressly and specifically, (i) waives grace, presentment for payment, demand for payment, notice of intent to accelerate and notice of acceleration, notice of dishonor, protest and notice of protest, notice of nonpayment, and any and all other notices, the filing of suit and diligence in collecting this Note, (ii) agrees to any substitution, subordination, exchange or release of any security held for the payment of this Note and release of any party primarily or secondarily liable hereon, and (iii) agrees to any extension or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice thereof.

8. Transfer. This Note may be transferred or assigned, in whole or in part, by the Holder at any time. The term “Holder” as used herein shall include any transferee or assignee of this Note. This Note may not be transferred or assigned by Borrower, by operation of law or otherwise, without the prior written consent of Holder.

9. Replacement of Note. On receipt by the Borrower of an affidavit of an authorized representative of the Holder stating the circumstances of the loss, theft, destruction or mutilation of this Note (and in the case of any such mutilation, on surrender and cancellation of such Note), the Borrower, at its expense, will promptly execute and deliver, in lieu thereof, a new Note of like tenor. If required by the Borrower, such Holder must provide indemnity sufficient in the reasonable judgment of the Borrower to protect the Borrower from any loss which it may suffer if a lost, stolen or destroyed Note is replaced.

10. Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Note made by or on behalf of the Borrower shall bind its successors and assigns whether so expressed or not.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, five business days after mailing when mailed by certified mail, return receipt requested, or one business day after sending via Federal Express or similar overnight courier service, or when receipt is confirmed when sent by facsimile. Such notices or other communications shall be sent to the following addresses, unless other addresses are subsequently specified in writing:

If to Borrower:

SN Capital Markets, LLC
323 Fifth Street
Eureka, California 95501
Attention: Legal Department
Facsimile No.: (707) 443-1562
Telephone No.: (707) 476-2608

If to Holder:

Matrix Bancorp Trading, Inc.
700 17th Street, Suite 2100
Denver, Colorado 80202
Attention: Michael McCloskey
Facsimile No.: (390) 390-0952
Telephone No.: (720) 932-4282

12. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

13. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

14. Headings. The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

SN CAPITAL MARKETS, LLC

By:	/s/ Jack J. Mendheim
Name:
Title:

SECURITY NATIONAL HOLDING COMPANY, LLC

By:	/s/ Jack J. Mendheim
Name:
Title: